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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 2)*
TERCICA, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
88078l 10 5
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of This Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     ☐           Rule 13d-1(b)
     ☐           Rule 13d-1(c)
     ☑           Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	88078l 10 5

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5.	SOLE VOTING POWER

NUMBER OF		383,776

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		383,776

WITH:	8.	SHARED DISPOSITIVE POWER

		0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	383,776

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.8%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88078l 10 5

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III-QP, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5.	SOLE VOTING POWER

NUMBER OF		5,707,936

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		5,707,936

WITH:	8.	SHARED DISPOSITIVE POWER

		0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	5,707,936

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	11.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88078l 10 5

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III Parallel Fund, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5.	SOLE VOTING POWER

NUMBER OF		172,441

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		172,441

WITH:	8.	SHARED DISPOSITIVE POWER

		0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	172,441

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.3%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88078l 10 5

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III GmbH & Co. Beteiligungs KG

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany

	5.	SOLE VOTING POWER

NUMBER OF		482,343

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		482,343

WITH:	8.	SHARED DISPOSITIVE POWER

		0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	482,343

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.9%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88078l 10 5

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM Asset Management Investors 2002 BVIII LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5.	SOLE VOTING POWER

NUMBER OF		112,772

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		112,772

WITH:	8.	SHARED DISPOSITIVE POWER

		0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	112,772

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.2%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	88078l 10 5

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III GP, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,746,496*

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		6,746,496*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,746,496*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	13.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
* The shares are held as follows: 5,707,936 by MPM BioVentures III-QP, L.P. (“BV III QP”), 383,776 by MPM BioVentures III, L.P. (“BV III”), 172,441 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 482,343 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). The Reporting Person is the direct general partner of BV III, BV III QP, BV III PF and BV III KG.

CUSIP No.	88078l 10 5

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,746,496*

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		6,746,496*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,746,496*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	13.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
* The shares are held as follows: 5,707,936 by MPM BioVentures III-QP, L.P. (“BV III QP”), 383,776 by MPM BioVentures III, L.P. (“BV III”), 172,441 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 482,343 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). The Reporting Person is the indirect general partner of BV III, BV III QP, BV III PF and BV III KG.

CUSIP No.	88078l 10 5

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Ansbert Gadicke

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,859,268*

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		6,859,268*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,859,268*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	13.3%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 5,707,936 by MPM BioVentures III-QP, L.P. (“BV III QP”), 383,776 by MPM BioVentures III, L.P. (“BV III”), 112,772 by MPM Asset Management Investors 2002 BVIII LLC (“BV AM LLC”), 172,441 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 482,343 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a member of BV III LLC and BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	88078l 10 5

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Luke Evnin

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,859,268*

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		6,859,268*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,859,268*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	13.3%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 5,707,936 by MPM BioVentures III-QP, L.P. (“BV III QP”), 383,776 by MPM BioVentures III, L.P. (“BV III”), 112,772 by MPM Asset Management Investors 2002 BVIII LLC (“BV AM LLC”), 172,441 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 482,343 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a member of BV III LLC and BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	88078l 10 5

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Nicholas Galakatos

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,859,268*

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		6,859,268*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,859,268*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	13.3%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 5,707,936 by MPM BioVentures III-QP, L.P. (“BV III QP”), 383,776 by MPM BioVentures III, L.P. (“BV III”), 112,772 by MPM Asset Management Investors 2002 BVIII LLC (“BV AM LLC”), 172,441 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 482,343 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a member of BV III LLC and BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	88078l 10 5

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Michael Steinmetz

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,859,268*

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		6,859,268*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,859,268*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	13.3%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 5,707,936 by MPM BioVentures III-QP, L.P. (“BV III QP”), 383,776 by MPM BioVentures III, L.P. (“BV III”), 112,772 by MPM Asset Management Investors 2002 BVIII LLC (“BV AM LLC”), 172,441 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 482,343 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a member of BV III LLC and BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	88078l 10 5

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Kurt Wheeler

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,859,268*

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		6,859,268*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,859,268*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	13.3%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 5,707,936 by MPM BioVentures III-QP, L.P. (“BV III QP”), 383,776 by MPM BioVentures III, L.P. (“BV III”), 112,772 by MPM Asset Management Investors 2002 BVIII LLC (“BV AM LLC”), 172,441 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 482,343 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a member of BV III LLC and BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	88078l 10 5

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Nicholas Simon III

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,859,268*

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		6,859,268*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,859,268*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	13.3%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 5,707,936 by MPM BioVentures III-QP, L.P. (“BV III QP”), 383,776 by MPM BioVentures III, L.P. (“BV III”), 112,772 by MPM Asset Management Investors 2002 BVIII LLC (“BV AM LLC”), 172,441 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 482,343 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a member of BV III LLC and BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	88078l 10 5

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Dennis Henner

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5.	SOLE VOTING POWER

NUMBER OF		45,000*

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,859,268**

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		45,000*

WITH:	8.	SHARED DISPOSITIVE POWER

6,859,268**

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,904,268* **

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

13.4%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
* Includes 45,000 shares issuable upon exercise of options within 60 days of December 31, 2007.
** The shares are held as follows: 5,707,936 by MPM BioVentures III-QP, L.P. (“BV III QP”), 383,776 by MPM BioVentures III, L.P. (“BV III”), 112,772 by MPM Asset Management Investors 2002 BVIII LLC (“BV AM LLC”), 172,441 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 482,343 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a member of BV III LLC and BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

Item 1.
(a)	Name of Issuer
     Tercica, Inc.
(b)	Address of Issuer’s Principal Executive Offices
     2000 Sierra Point Parkway, Suite 400
     Brisbane, CA 94005
Item 2.
(a)	Name of Person Filing
     MPM BioVentures III, L.P.
     MPM BioVentures III-QP, L.P.
     MPM BioVentures III Parallel Fund, L.P.
     MPM BioVentures III GmbH & Co. Beteiligungs KG
     MPM Asset Management Investors 2002 BVIII LLC
     MPM BioVentures III GP, L.P.
     MPM BioVentures III LLC
     Ansbert Gadicke
     Luke Evnin
     Nicholas Galakatos
     Michael Steinmetz
     Kurt Wheeler
     Nicholas Simon III
     Dennis Henner
(b)	Address of Principal Business Office or, if none, Residence
     c/o MPM Capital L.P.
     The John Hancock Tower
     200 Clarendon Street, 54th Floor
     Boston, MA 02116
(c)	Citizenship
All entities were organized in Delaware, except MPM BioVentures III GmbH & Co. Beteiligungs KG which was organized in Germany. The individuals are United States citizens.
(d)	Title of Class of Securities
     Common Stock
(e)	CUSIP Number
     88078l 10 5
Item 3.      If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
     Not applicable

Item 4. Ownership
     (a) Amount Beneficially Owned:

MPM BioVentures III, L.P.	383,776
MPM BioVentures III-QP, L.P.	5,707,936
MPM BioVentures III Parallel Fund, L.P.	172,441
MPM BioVentures III GmbH & Co. Beteiligungs KG	482,343
MPM Asset Management Investors 2002 BVIII LLC	112,772
MPM BioVentures III GP, L.P.	6,746,496	(1)
MPM BioVentures III LLC	6,746,496	(2)
Ansbert Gadicke	6,859,268	(3)
Luke Evnin	6,859,268	(3)
Nicholas Galakatos	6,859,268	(3)
Michael Steinmetz	6,859,268	(3)
Kurt Wheeler	6,859,268	(3)
Nicholas Simon III	6,859,268	(3)
Dennis Henner	6,904,268	(3)(4)
          Percent of Class:

MPM BioVentures III, L.P.	0.8%
MPM BioVentures III-QP, L.P.	11.1%
MPM BioVentures III Parallel Fund, L.P.	0.3%
MPM BioVentures III GmbH & Co. Beteiligungs KG	0.9%
MPM Asset Management Investors 2002 BVIII LLC	0.2%
MPM BioVentures III GP, L.P.	13.1%
MPM BioVentures III LLC	13.1%
Ansbert Gadicke	13.3%
Luke Evnin	13.3%
Nicholas Galakatos	13.3%
Michael Steinmetz	13.3%
Kurt Wheeler	13.3%
Nicholas Simon III	13.3%
Dennis Henner	13.4%
     (b) Number of shares as to which the person has:
          (i) Sole power to vote or to direct the vote

MPM BioVentures III, L.P.	383,776
MPM BioVentures III-QP, L.P.	5,707,936
MPM BioVentures III Parallel Fund, L.P.	172,441
MPM BioVentures III GmbH & Co. Beteiligungs KG	482,343
MPM Asset Management Investors 2002 BVIII LLC	112,772
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0

Luke Evnin	0
Nicholas Galakatos	0
Michael Steinmetz	0
Kurt Wheeler	0
Nicholas Simon III	0
Dennis Henner	45,000	(4)
          (ii) Shared power to vote or to direct the vote

MPM BioVentures III, L.P.	0
MPM BioVentures III-QP, L.P.	0
MPM BioVentures III Parallel Fund, L.P.	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM Asset Management Investors 2002 BVIII LLC	0
MPM BioVentures III GP, L.P.	6,746,496	(1)
MPM BioVentures III LLC	6,746,496	(2)
Ansbert Gadicke	6,859,268	(3)
Luke Evnin	6,859,268	(3)
Nicholas Galakatos	6,859,268	(3)
Michael Steinmetz	6,859,268	(3)
Kurt Wheeler	6,859,268	(3)
Nicholas Simon III	6,859,268	(3)
Dennis Henner	6,859,268	(3)
          (iii) Sole power to dispose or to direct the disposition of

MPM BioVentures III, L.P.	383,776
MPM BioVentures III-QP, L.P.	5,707,936
MPM BioVentures III Parallel Fund, L.P.	172,441
MPM BioVentures III GmbH & Co. Beteiligungs KG	482,343
MPM Asset Management Investors 2002 BVIII LLC	112,772
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Nicholas Galakatos	0
Michael Steinmetz	0
Kurt Wheeler	0
Nicholas Simon III	0
Dennis Henner	45,000	(4)
          (iv) Shared power to dispose or to direct the disposition of

MPM BioVentures III, L.P.	0
MPM BioVentures III-QP, L.P.	0
MPM BioVentures III Parallel Fund, L.P.	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM Asset Management Investors 2002 BVIII LLC	0

MPM BioVentures III GP, L.P.	6,746,496	(1)
MPM BioVentures III LLC	6,746,496	(2)
Ansbert Gadicke	6,859,268	(3)
Luke Evnin	6,859,268	(3)
Nicholas Galakatos	6,859,268	(3)
Michael Steinmetz	6,859,268	(3)
Kurt Wheeler	6,859,268	(3)
Nicholas Simon III	6,859,268	(3)
Dennis Henner	6,859,268	(3)

(1)	The shares are held as follows: 5,707,936 by MPM BioVentures III-QP, L.P. (“BV III QP”), 383,776 by MPM BioVentures III, L.P. (“BV III”), 172,441 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 482,343 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). The Reporting Person is the direct general partner of BV III, BV III QP, BV III PF and BV III KG.
(2)	The shares are held as follows: 5,707,936 by BV III QP, 383,776 by BV III, 172,441 by BV III PF and 482,343 by BV III KG. The Reporting Person is the indirect general partner of BV III, BV III QP, BV III PF and BV III KG.
(3)	The shares are held as follows: 5,707,936 by BV III QP, 383,776 by BV III, 112,772 by MPM Asset Management Investors 2002 BVIII LLC (“BV AM LLC”), 172,441 by BV III PF and 482,343 by BV III KG. MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a member of BV III LLC and BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.
(4)	Includes 45,000 shares issuable upon exercise of options within 60 days of December 31, 2007.

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
          Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
          Not Applicable

Item 8.	Identification and Classification of Members of the Group
     Not Applicable

Item 9.	Notice of Dissolution of a Group
          Not Applicable

Item 10.	Certification
          Not Applicable

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 11, 2008

MPM BIOVENTURES III, L.P.		MPM BIOVENTURES III-QP, L.P.

By:	MPM BioVentures III GP, L.P.,	By:	MPM BioVentures III GP, L.P.,
	its General Partner		its General Partner

By:	MPM BioVentures III LLC,	By:	MPM BioVentures III LLC,
	its General Partner		its General Partner

By:	/s/ Luke Evnin Name: Luke Evnin	By:	/s/ Luke Evnin Name: Luke Evnin
	Title: Series A Member		Title: Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.		MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG

By:	MPM BioVentures III GP, L.P.,	By:	MPM BioVentures III GP, L.P.,
	its General Partner		in its capacity as the Managing Limited Partner

By:	MPM BioVentures III LLC,	By:	MPM BioVentures III LLC,
	its General Partner		its General Partner

By:	/s/ Luke Evnin Name: Luke Evnin	By:	/s/ Luke Evnin Name: Luke Evnin
	Title: Series A Member		Title: Series A Member

MPM ASSET MANAGEMENT INVESTORS 2002		MPM BIOVENTURES III GP, L.P.
BVIII LLC		By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin

	Name: Luke Evnin Title: Manager	By:	/s/ Luke Evnin Name: Luke Evnin
Title: Series A Member

MPM BIOVENTURES III LLC

By:	/s/ Luke Evnin Name: Luke Evnin	By:	/s/ Ansbert Gadicke Name: Ansbert Gadicke
Title: Series A Member

By:	/s/ Luke Evnin Name: Luke Evnin	By:	/s/ Nicholas Galakatos Name: Nicholas Galakatos

By:	/s/ Michael Steinmetz Name: Michael Steinmetz	By:	/s/ Kurt Wheeler Name: Kurt Wheeler

By:	/s/ Nicholas Simon III	By:	/s/ Dennis Henner

	Name: Nicholas Simon III		Name: Dennis Henner
EXHIBITS
A:           Joint Filing Agreement

EXHIBIT A
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Tercica, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 11th day of February, 2008.

MPM BIOVENTURES III, L.P.		MPM BIOVENTURES III-QP, L.P.

By:	MPM BioVentures III GP, L.P.,	By:	MPM BioVentures III GP, L.P.,
	its General Partner		its General Partner

By:	MPM BioVentures III LLC,	By:	MPM BioVentures III LLC,
	its General Partner		its General Partner

By:	/s/ Luke Evnin Name: Luke Evnin	By	/s/ Luke Evnin Name: Luke Evnin
	Title: Series A Member		Title: Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.		MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG

By:	MPM BioVentures III GP, L.P.,	By:	MPM BioVentures III GP, L.P.,
	its General Partner		in its capacity as the Managing Limited Partner

By:	MPM BioVentures III LLC,	By:	MPM BioVentures III LLC,
	its General Partner		its General Partner

By:	/s/ Luke Evnin Name: Luke Evnin	By:	/s/ Luke Evnin Name: Luke Evnin
	Title: Series A Member		Title: Series A Member

MPM ASSET MANAGEMENT INVESTORS 2002		MPM BIOVENTURES III GP, L.P.
BVIII LLC		By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin

	Name: Luke Evnin Title: Manager	By:	/s/ Luke Evnin Name: Luke Evnin
Title: Series A Member

MPM BIOVENTURES III LLC

By: Name:	/s/ Luke Evnin Luke Evnin	By:	/s/ Ansbert Gadicke Name: Ansbert Gadicke
Title:	Series A Member

By:	/s/ Luke Evnin Name: Luke Evnin	By:	/s/ Nicholas Galakatos Name: Nicholas Galakatos

By:	/s/ Michael Steinmetz Name: Michael Steinmetz	By:	/s/ Kurt Wheeler Name: Kurt Wheeler

By:	/s/ Nicholas Simon III Name: Nicholas Simon III	By:	/s/ Dennis Henner Name: Dennis Henner